    Exhibit 99.1

Remarks by Marty Barrington, Altria's Chairman and CEO
Morgan Stanley Global Consumer Conference
New York, NY
November 13, 2012

Remarks by Marty Barrington

Thank you, David. Good morning everyone. We appreciate the opportunity to speak with you this morning. Several members of Altria Group, Inc.'s (Altria) management team are here with me today and will join us in the breakout session.

Please review the Safe Harbor Statement in today's presentation and the Forward-Looking and Cautionary Statements section in today's press release for a description of the various factors that could cause our actual results to differ materially from the projections included in today's remarks. Reconciliations and further explanations of the non-GAAP financial measures discussed today are available on altria.com.

Our remarks this morning will focus on the strengths of Altria's diverse business model and our plans to continue delivering strong returns to shareholders. Altria's goal is to grow its adjusted diluted earnings per share (EPS) at an average annual rate of 7% to 9% over time. We also have an objective to return 80% of our adjusted diluted EPS to shareholders through dividends. We aim to achieve these goals on a consistent basis over the long term and manage our businesses accordingly.

Altria has delivered excellent total returns to shareholders by focusing on these objectives. Altria grew its adjusted diluted EPS at a compounded annual rate of 7.9% from 2007 through 2011. We paid shareholders $13.5 billion in dividends and returned more than $3.1 billion in additional cash through share repurchases from the time of the spin-off of Philip Morris International Inc. (PMI) in early 2008 through October 2012. Altria's total shareholder return has outperformed the S&P 500 Index each year since the PMI spin-off, extending a track record of outperformance that has now run for 12 straight years through 2011. Through November 9th of this year, Altria has delivered a double digit total shareholder return of 10.4% versus the 11.8% return of the S&P 500 Index. Altria also grew its adjusted diluted EPS 7.8% through the first nine months of this year. We believe that we are on track to deliver 2012 full-year adjusted diluted EPS growth of 7% to 9% as noted in this morning's press release.

Remarks by Altria's Chairman and CEO at the Morgan Stanley Global Consumer Conference, November 2012          1

We are also proud that Altria was recognized this year for progress in its corporate responsibility efforts. Altria is now a member of the Dow Jones Sustainability North America Index, and Corporate Responsibility magazine ranked Altria 15th on its "100 Best Corporate Citizens List," up from number 35 in 2011. Fortune magazine ranked Altria 4th among all companies and 1st in the tobacco industry in social responsibility.

Altria's financial results have been driven by:

•	The strong performance of our companies' premium brands across tobacco categories;

•	Growing alcohol assets;

•	Effective cost management; and

•	A strong balance sheet that supports cash returns to shareholders.

In addition, we have been successful in managing litigation risk, although significant challenges remain.

We'll speak this morning about how we will use these strengths to continue to create shareholder value over the long term.

Our tobacco businesses compete in the largest and most profitable tobacco categories with premium brands: Marlboro, Black & Mild, Copenhagen and Skoal. These brands have strong equity built over decades as they have successfully evolved to meet the changing preferences of adult tobacco consumers. These brands also have excellent adult consumer demographics and opportunities for future growth. And they are focused on innovation to continue satisfying those consumers' evolving preferences.

Philip Morris USA Inc. (PM USA) and John Middleton Co. (Middleton) aim to maximize profitability in the smokeable products segment. Marlboro is the primary driver of income growth in this segment, where PM USA seeks to maintain modest share momentum on Marlboro over time.

Earlier this year, PM USA introduced Marlboro's new brand architecture that is focused on four product families, Red, Gold, Green and Black. PM USA is supporting this new architecture in 2012 and 2013 with initiatives to enhance Marlboro's value equation, which consists of product, positioning, packaging, promotion and price. PM USA designs these activities to express each product family's flavor positioning in unique ways. This year's initiatives have included the geographic expansion of new products, some of which have been supported by trial-generating promotions that were moderated as the year progressed. In addition, Marlboro's equity-building programs have engaged millions of adult smokers through digital

Remarks by Altria's Chairman and CEO at the Morgan Stanley Global Consumer Conference, November 2012          2

communications, direct mail, mobile marketing units and night life events.  These programs are all limited to smokers aged 21 and older.

For example, in June the Marlboro Red family introduced Marlboro EIGHTY THREES in updated packaging that adult smokers describe as classic, yet modern.

The Marlboro Gold family has supported its "Flavor is Golden" campaign with a range of equity-building initiatives throughout the year. PM USA has recently enhanced some of the Marlboro Gold family's packaging with a new, embossed feel. In addition, in January next year the Marlboro Gold family plans to expand distribution of Marlboro Southern Cut, which has a uniquely rich and smooth flavor.

The Marlboro Green family used Marlboro's night life, ranch and digital infrastructure to engage its adult smokers in the "Biggest Night of the Year" promotion. These adult smokers participated in daily sweepstakes on Marlboro.com for a chance to win prizes, including a VIP trip to Las Vegas on December 21st, the longest night of the year.

The Marlboro Black family's equity campaign highlights its bold flavor. As PM USA builds Marlboro Black's position in the marketplace, it has focused on generating trial and converting adult competitive smokers. These activities have been complemented with equity-building promotions and new product activity. Marlboro Black's "Black Book" contest invites adult smokers to submit photos on Marlboro.com for a chance to win photography-themed prizes and compete for a cash prize. PM USA also expanded distribution of Marlboro NXT into 27 states in September. Marlboro NXT contains capsule technology that allows adult smokers to switch from non-menthol to menthol taste. The Marlboro Black family is off to a great start and has seen high initial interest among 21 to 29 year old smokers.

These initiatives across the four product families supported Marlboro's 2012 nine-month retail share growth as the brand gained 0.5 share points to 42.6% versus the prior-year period. This share growth benefited PM USA shipment volume, providing a strong volume base to generate income in future years. PM USA estimates that its 2012 nine-month cigarette shipment volume decreased approximately half a percent after adjusting for changes in trade inventories and other factors. These results outperformed the total cigarette category, which declined approximately 3%.

Remarks by Altria's Chairman and CEO at the Morgan Stanley Global Consumer Conference, November 2012          3

In machine-made large cigars, Black & Mild is the best any day cigar adults enjoy for smooth taste and pleasant aroma. Black & Mild has historically competed primarily in the tipped cigarillo segment, which represents approximately 32% of the machine-made large cigars category.

Black & Mild has maintained its leadership position in this segment as it has added Black & Mild Wood Tip, Wine and Royale to its tipped cigarillo offerings in recent years. In addition, Black & Mild introduced seasonal offerings such as Dark Blend and Summer Blend to generate news and address adult cigar smokers' interest in variety.

Middleton also expanded the brand's product portfolio with new products in the growing untipped cigarillo segment. These products have included Black & Mild Classic, Sweets and Wine in both traditional packs and new Aroma Wrap™ foil pouches. In the third quarter of this year, the brand introduced a new untipped cigarillo, Black & Mild Jazz, into select geographies. These efforts helped Black & Mild grow its 2012 nine-month retail share by 0.4 share points to 30.1% versus the first nine months of 2009.

The strength of these premium brands supports our companies' ability to grow income in the smokeable products segment over time. Over the past several years, PM USA and Middleton have delivered solid adjusted operating companies income (OCI) and adjusted OCI margin growth while PM USA has maintained modest share momentum on Marlboro. Specifically, when comparing 2012 nine-month results versus the same time period in 2008:

•	Adjusted OCI in the smokeable segment grew at a compounded annual rate of 4.4%;

•	The segment's adjusted OCI margins expanded by 7.7 percentage points from 33.9% to 41.6%; and

•	Marlboro maintained modest share momentum as its share increased from 41.8% to 42.6%.

PM USA and Middleton achieved these results through the thoughtful balancing of pricing, equity-building activities, promotional offers and cost management. The relative contribution made by each of these tools varies over time as these businesses pursue their long-term objectives.

Pricing has been and will continue to be an important contributor to income growth in our smokeable products segment. Revenue net of excise taxes per thousand units increased at a compounded annual rate

Remarks by Altria's Chairman and CEO at the Morgan Stanley Global Consumer Conference, November 2012          4

of 5.3% when comparing 2012 nine-month results versus the same time period in 2008. PM USA's and Middleton's decisions about pricing take into consideration economic conditions, the competitive environment and their short- and long-term business objectives. For example, 2012 nine-month revenues net of excise taxes per thousand units grew by 2% versus the prior-year period as PM USA invested in Marlboro's new architecture and supported L&M in Discount. While the relative contribution made by pricing was lower than recent years, Altria's smokeable products segment delivered solid financial results this year. 2012 nine-month adjusted OCI grew 3.7% and adjusted OCI margins expanded 0.8 percentage points to 41.6% versus the prior-year period.

In smokeless products, a key objective of our companies is to increase income through volume growth, primarily by focusing on Copenhagen and Skoal. U.S. Smokeless Tobacco Company LLC (USSTC) and PM USA estimate that their combined 2012 nine-month adjusted shipment volume increased approximately 5% compared to the prior-year period. This is in line with smokeless category's estimated growth rate. Volume adjustments reflect the impact of trade inventory changes and other factors.

USSTC aims to maximize the combined performance of these two leading premium brands by focusing on the strengths of each. In the last few years, the combined performance of Copenhagen and Skoal has been excellent. The brands grew their combined shipment volume at a compounded annual rate of 7.2% when comparing 2012 nine-month results versus the same time period in 2009. Their combined retail share also increased by 3.2 share points over the same time period.

Copenhagen has delivered very strong results, sourcing its growth from a broad range of brands, including certain Skoal stock-keeping units (SKU). We're pleased with the performance of our smokeless tobacco products segment overall, particularly Copenhagen's strong results, and USSTC is working to improve Skoal's contribution to the segment. While Skoal is experiencing some short-term challenges due to Copenhagen's outstanding performance and competitive activity, USSTC is taking steps to evolve the product portfolios of both of these great brands for the long term.

Our strategy for each of these brands is worth a moment's discussion.

Copenhagen's historic strength has been in the Natural segment where it maintained its leadership position with a 71.6% share of the segment for the first nine months of 2012.

Additionally, Copenhagen has filled gaps in its product portfolio in segments where it had not historically competed by introducing Wintergreen Long Cut and Pouch, Long Cut Straight and Extra Long Cut

Remarks by Altria's Chairman and CEO at the Morgan Stanley Global Consumer Conference, November 2012          5

Natural varieties. Earlier this year, USSTC further enhanced Copenhagen's position by expanding distribution of Copenhagen Southern Blend, which delivers a mellow taste in a manageable long-cut form.

USSTC supports Copenhagen with brand-building activities designed to enhance the brand's value equation. This year Copenhagen connected with adult dippers 21 and older with communications highlighting the brand's core values and initiatives thanking and rewarding them for supporting the brand. In 2012 Copenhagen celebrated the birthdays of its adult dippers by sending those on the database a personally engraved 3-in-1 money clip. The brand also reinforced its heritage and craftsmanship with a year-long direct mail campaign punctuated this summer with the American Craftsmanship sweepstakes promotion. The sweepstakes offered adult dippers aged 21 and older a chance to win prizes from American companies with great craftsmanship stories.

This strategy has generated strong volume and retail share gains for Copenhagen. The brand's shipment volume increased at a compounded annual rate of 12.0% and its retail share grew 5.7 share points to 28.2% when comparing 2012 nine-month results versus the same time period in 2009.

Skoal is perceived by adult dippers as a modern and innovative brand that delivers a unique, smooth smokeless tobacco experience. Skoal's products deliver great taste in forms that are easy to manage, and represent over 22% of the smokeless products category. Skoal's equity campaign is anchored with the tagline "It's Smooth. It's Skoal" This year, in addition to equity-building communications via direct mail and at retail, Skoal introduced packaging innovations that delivered side-label communications on Skoal cans to reinforce its equity.  These side-label communications highlighted Skoal's summer digital promotion, "The Can with a Plan."

We believe that Skoal has a strong platform for growth. It is:

•	The smokeless brand with the highest equity scores among 21 to 29 year old dippers;

•	The number one brand for Mint and Pouch smokeless products; and

•	The smokeless brand with the highest brand loyalty.

These are great strengths to build on and Skoal is evolving its product portfolio to do just that. In 2011, the brand added to its leadership position in the growing Mint and Pouch segments by expanding both Mint and Mint Pouch varieties of Skoal X-TRA and two new Mint varieties of Skoal Snus. USSTC also de-listed seven Skoal SKUs in the second quarter of 2011 as part of this portfolio evolution. This week,

Remarks by Altria's Chairman and CEO at the Morgan Stanley Global Consumer Conference, November 2012          6

USSTC began shipping Skoal ReadyCut into more than 20 new states. Skoal ReadyCut offers adult long cut dippers great taste in an innovative new moist smokeless tobacco form. These pre-formed portions are easier for adult dippers to control and will be available in Mint, Wintergreen and Straight at a premium price.

USSTC's focus on Copenhagen and Skoal has delivered strong adjusted OCI and adjusted OCI margin results in the smokeless products segment. Adjusted OCI grew at a compounded annual rate of 12.5% and adjusted OCI margins increased by 9.3 percentage points to 60.8% when comparing 2012 nine-month results versus the same time period in 2009.

Our companies remain focused on developing new products to appeal to the approximately 30% of adult smokers who express interest in spit-free smokeless tobacco alternatives to cigarettes. In addition to our smokeless tobacco work at USSTC and PM USA, our companies are pursuing additional approaches to develop and commercialize innovative new product alternatives for adult smokers. Altria's subsidiary, Nu Mark LLC, has introduced Verve discs, a mint-flavored, chewable tobacco product that contains tobacco-derived nicotine, in approximately 60 stores in Virginia. While this lead market is only a few months along, we are learning a great deal and are pleased with the initial feedback. In addition, Altria Client Services Inc. (ALCS) is in the early stages of its work with Okono A/S, an affiliate of the Danish company Fertin Pharma A/S, to develop non-combustible, nicotine-containing products for adult tobacco consumers.

Altria's tobacco businesses are complemented by our growing alcohol assets: Ste. Michelle Wine Estates (Ste. Michelle) and our equity investment in SABMiller plc (SABMiller). Income from wine and beer has been growing at a faster rate than tobacco income, helping contribute to adjusted diluted EPS and dividend growth. The diversity of our revenue and income streams is an Altria strength.

We'll turn now to cost management, a strategy that supports adjusted OCI growth and investments in our companies' premium brands. Altria completed a multi-year $1.5 billion cost reduction program ahead of schedule in late 2011. We then launched a new cost reduction initiative that we expect to deliver $400 million in annualized savings against previously planned spending by the end of 2013.

Our current program is primarily focused on reducing cigarette-related infrastructure, but includes efforts across all our businesses. Effective cost management and business process improvement have become an important part of our culture and we expect these efforts to contribute to future results. We have created

Remarks by Altria's Chairman and CEO at the Morgan Stanley Global Consumer Conference, November 2012          7

an efficient corporate structure that allows us to provide services quickly across tobacco categories as adult tobacco consumer preferences evolve. Our tobacco operating companies consist of brand management and manufacturing, with our other services centralized in two service companies - Altria Group Distribution Company and ALCS.

I'll now discuss Altria's focus on maintaining a strong balance sheet and how it supports cash returns to shareholders. Our balance sheet helps Altria secure the cash flow generated by its operating companies and protects its investment grade credit rating.

Altria holds an economic interest in SABMiller of approximately 27%, which represents a significant component of our balance sheet. This investment strengthens our balance sheet by providing equity earnings and cash flow.

Altria has taken steps this year to help maintain its balance sheet strength. In the third quarter, Altria completed a tender offer and repurchased high coupon debt that it replaced with new, lower cost debt. These actions enabled the company to:

•	Reduce 2018 and 2019 debt maturity towers;

•	Lower future interest expense; and

•	Reduce the weighted average coupon rate on its debt.

Our balance sheet also supports Altria's ability to return cash to shareholders through dividends and periodic share repurchases.

Altria has a long history of dividend payments and dividend increases. Our target payout ratio of 80% of adjusted diluted EPS is among the highest in the S&P's Food, Beverage and Tobacco Index as of October 31st. Our 5.5% dividend yield as of the same date compares very favorably to other investments, especially in this low interest rate environment.

Altria's objective is to raise its dividend in line with adjusted diluted EPS growth, although all dividend payments remain subject to the discretion of Altria's Board of Directors (Board). In August, our Board increased Altria's dividend by 7.3% to an annualized rate of $1.76 per common share. This action was the 46th time Altria increased the dividend in 43 years.

As you know, the current federal personal income tax rates on dividends are scheduled to increase at the end of this year, unless Congress acts. Altria continues to work with a broad coalition of businesses and

Remarks by Altria's Chairman and CEO at the Morgan Stanley Global Consumer Conference, November 2012          8

associations to address this dividend tax hike. We are encouraging the Administration and members of Congress to resolve this issue when Congress returns to work this week.

We return cash to shareholders primarily in the form of dividends. In addition, from time to time, we repurchase stock when we consider it the best use of our cash to maximize shareholder value. For example, our Board authorized two $1 billion share repurchase programs in 2011. We completed the first program in September 2011 and had $50 million remaining in the second program at the end of September 2012. Last month, our Board authorized a $500 million expansion of the second program, which Altria intends to complete by the end of the second quarter of 2013. This program remains subject to the discretion of the Board and market conditions.

Regarding litigation, our companies have successfully managed tobacco and health litigation, notwithstanding the payment of some judgments. We continue to face significant challenges as we have for many years. We have defended these claims vigorously for decades and intend to continue to do so. Our latest Form 10-Q contains a comprehensive discussion related to this topic.

In conclusion, our diverse business platform has delivered excellent total returns over the last few years and provides a solid foundation for future growth. There are several reasons why we believe that Altria can create additional value for shareholders for many years to come.

•
First, our diverse business platform is anchored by four leading premium brands that participate in the largest and most profitable tobacco categories. Their strong equity and excellent demographics provide opportunities for future growth. Our companies' participation across tobacco categories, coupled with a focus on innovation internally and in partnership with others, make us well-positioned to meet the preferences of adult tobacco consumers as they continue to evolve.

•	Second, contributions from our growing alcohol assets diversify our income streams and contribute to EPS growth.

•
Third, we expect our ongoing cost management efforts to contribute to income growth and investments in our companies' brands. And, we expect our balance sheet to continue to support significant cash returns to shareholders, primarily through dividends.

Our goal is to continue delivering total returns to our shareholders consisting of average annual adjusted diluted EPS growth of 7% to 9% over time coupled with a significant dividend target payout ratio. Our

Remarks by Altria's Chairman and CEO at the Morgan Stanley Global Consumer Conference, November 2012          9

diverse business model, excellent brands and talented organization give us confidence in our ability to achieve these objectives.

Thank you for your attention.
###

Remarks by Altria's Chairman and CEO at the Morgan Stanley Global Consumer Conference, November 2012          10

Altria's Profile
Altria directly or indirectly owns 100% of each of PM USA, USSTC, Middleton, Ste. Michelle and Philip Morris Capital Corporation (PMCC). Altria holds a continuing economic and voting interest in SABMiller.

The brand portfolios of Altria's tobacco operating companies include such well-known names as Marlboro, Copenhagen, Skoal and Black & Mild. Ste. Michelle produces and markets premium wines sold under various labels, including Chateau Ste. Michelle, Columbia Crest and Stag's Leap Wine Cellars, and it exclusively distributes and markets Antinori, Champagne Nicolas Feuillatte and Villa Maria Estate products in the United States. Trademarks and service marks related to Altria referenced in this release are the property of, or licensed by, Altria or its subsidiaries. More information about Altria is available at altria.com.

Forward-Looking and Cautionary Statements
Today's remarks contain projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.

Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in today's remarks are described in Altria's publicly filed reports, including its Annual Report on Form 10-K for the year ended December 31, 2011 and its Quarterly Report on Form 10-Q for the period ended September 30, 2012.

These factors include the following: Altria's tobacco businesses (PM USA, USSTC and Middleton) being subject to significant competition; changes in adult consumer preferences and demand for their products; fluctuations in raw material availability, quality and cost; reliance on key facilities and suppliers; reliance on critical information systems, many of which are managed by third-party service providers; fluctuations in levels of customer inventories; the effects of global, national and local economic and market conditions; changes to income tax laws; legislation, including actual and potential federal and state excise tax increases; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases and concluded tobacco litigation settlements on trade inventories, consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; privately imposed smoking restrictions; and, from time to time, governmental investigations.

Remarks by Altria's Chairman and CEO at the Morgan Stanley Global Consumer Conference, November 2012          11

Furthermore, the results of Altria's tobacco businesses are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to evolving adult consumer preferences; to develop new products and markets within and potentially outside the United States; to broaden brand portfolios in order to compete effectively; and to improve productivity.

Altria and its tobacco businesses are also subject to federal, state and local government regulation, including broad-based regulation of PM USA and USSTC by the U.S. Food and Drug Administration. Altria and its subsidiaries continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, courts reaching conclusions at variance with the companies' understanding of applicable law, bonding requirements in the limited number of jurisdictions that do not limit the dollar amount of appeal bonds and certain challenges to bond cap statutes.

Altria cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make except as required by applicable law. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above.

Non-GAAP Financial Measures
Altria reports its financial results, including diluted EPS, in accordance with U.S. generally accepted accounting principles (GAAP). Today's webcast contains historical results and 2012 guidance for diluted EPS on both a reported basis and on an adjusted basis, which excludes items that affect the comparability of reported results. Reconciliations of adjusted measures to the most directly comparable GAAP measures are provided below.

Remarks by Altria's Chairman and CEO at the Morgan Stanley Global Consumer Conference, November 2012          12

Altria's Full-Year Adjusted Earnings Per Share Results Excluding Special Items
	Full Year
	2011	2007
Reported diluted EPS from continuing operations	$1.64	$1.48
Asset impairment, exit, integration and implementation costs	0.07	0.15
Recoveries from airline industry exposure	—	(0.06)
Interest on tax reserve transfers to Mondelēz International, Inc.	—	0.02
SABMiller special items	0.03	—
PMCC leveraged lease charge	0.30	—
Tax items*	(0.04)	(0.09)
Tobacco and health judgments	0.05	0.01
Adjusted diluted EPS from continuing operations**	$2.05	$1.51
Adjusted diluted EPS compounded annual growth rate 2011 vs. 2007	7.9%
*Excludes the tax impact of the 2011 PMCC leveraged lease charge.
**As redefined in December 2011 to also exclude charges for tobacco and health judgments.

Altria's Adjusted Earnings Per Share Results Excluding Special Items
	Nine Months Ended September 30,
	2012	2011	Change
Reported diluted EPS	$1.51	$1.23
Loss on early extinguishment of debt	0.28	—
Asset impairment, exit and implementation costs	0.01	—
SABMiller special items	(0.08)	0.01
PMCC leveraged lease (benefit) charge	(0.03)	0.30
Tax items*	(0.03)	(0.01)
Tobacco and health judgments	—	0.01
Adjusted diluted EPS	$1.66	$1.54	7.8%

*Excludes the tax impact of the PMCC leveraged lease (benefit) charge.

Altria's Full-Year Earnings Per Share Guidance Excluding Special Items
	Full Year
	2012 Guidance			2011	Change
Reported diluted EPS	$2.03	to	$2.07	$1.64	24%	to	26%
Loss on early extinguishment of debt			0.28	—
Asset impairment, exit, integration and implementation costs			0.02	0.07
SABMiller special items			(0.08)	0.03
PMCC leveraged lease (benefit) charge			(0.03)	0.30
Tax items*			(0.03)	(0.04)
Tobacco and health judgments			—	0.05
Adjusted diluted EPS	$2.19	to	$2.23	$2.05	7%	to	9%

*Excludes the tax impact of the PMCC leveraged lease (benefit) charge.

Remarks by Altria's Chairman and CEO at the Morgan Stanley Global Consumer Conference, November 2012          13

Altria Group, Inc. and Consolidated Subsidiaries, Selected Financial Data for Smokeable Products
($ in millions)
	Nine Months Ended September 30,
	2012	2008	Compounded Annual Growth Rate
Net Revenues	$16,616	$14,523
Excise taxes	5,239	2,578
Revenues net of excise taxes	11,377	11,945
Less: Revenue for contract volume manufactured for PMI	—	207
Revenues net of excise taxes/contract volume for PMI	$11,377	$11,738

Reported OCI	$4,716	$3,874
Asset impairment, exit, integration and implementation costs, net	13	104
Tobacco and health judgments	4	3
Adjusted OCI	$4,733	$3,981	4.4%

Adjusted OCI margins*	41.6%	33.9%	7.7 pp
*Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes/contract volume for PMI.

Altria Group, Inc. and Consolidated Subsidiaries, Selected Financial Data for Smokeable Products
($ in millions)
	Nine Months Ended September 30,
	2012	2011	2008
Net revenues	$16,616	$16,500	$14,523
Excise taxes	5,239	5,304	2,578
Revenues net of excise taxes	11,377	11,196	11,945
Less: Revenues for contract volume for PMI	—	—	207
Revenues net of excise taxes/contract volume for PMI	$11,377	$11,196	$11,738

Shipment volume (units in millions)*	101,995	102,394	129,550

Revenues net of excise taxes per 1000 units**	$111.54	$109.34	$90.61
Growth rate (9 months of 2012 vs. 9 months of 2011)	2.0%
Compounded annual growth rate (9 months of 2012 vs. 9 months of 2008)	5.3%
*Note: Shipment volume includes cigarette units sold as well as promotional units, but excludes contract volume for PMI, and volume for Puerto Rico, U.S. Territories, Overseas Military and Philip Morris Duty Free Inc.

**Revenues net of excise taxes per 1000 units is calculated as revenues net of excise taxes/contract volume for PMI divided by shipment volume multiplied by 1000.

Remarks by Altria's Chairman and CEO at the Morgan Stanley Global Consumer Conference, November 2012          14

Altria Group, Inc. and Consolidated Subsidiaries, Selected Financial Data for Smokeable Products
($ in millions)
	Nine Months Ended September 30,
	2012	2011	Compounded Annual Growth Rate
Net Revenues	$16,616	$16,500
Excise taxes	5,239	5,304
Revenues net of excise taxes	$11,377	$11,196

Reported OCI	$4,716	$4,527
Asset impairment, exit, integration and implementation costs, net	13	3
Tobacco and health judgments, net	4	36
Adjusted OCI	$4,733	$4,566	3.7%

Adjusted OCI margins*	41.6%	40.8%	0.8 pp
*Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

Altria Group, Inc. and Consolidated Subsidiaries, Selected Financial Data for Smokeless Products
($ in millions)
	Nine Months Ended September 30,
	2012	2009	Compounded Annual Growth Rate
Net Revenues	$1,243	$1,023
Excise Taxes	83	62
Revenues net of excise taxes	$1,160	$961

Reported OCI	$678	$302
Asset impairment, exit, integration and implementation costs, net	27	179
UST acquisition-related costs	—	14
Adjusted OCI	$705	$495	12.5%

Adjusted OCI margins*	60.8%	51.5%	9.3 pp
*Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

Source: Altria Group, Inc.

Remarks by Altria's Chairman and CEO at the Morgan Stanley Global Consumer Conference, November 2012          15